Filed Pursuant to Rule 424(b)(3)
Registration No. 333-106352
CUSIP No. 65333FAM9

1 1/2% Convertible Senior Notes due 2008

NEXTEL PARTNERS, INC.

PROSPECTUS SUPPLEMENT DATED NOVEMBER 8, 2004
TO PROSPECTUS DATED NOVEMBER 3, 2003

        The selling security holders table on pages 25-27 of the prospectus, as supplemented, is hereby further amended to update the information with respect to and to include the following entities as selling security holders in the prospectus and to list their respective amounts of 1 1/2% convertible senior notes due 2008:

Name	Principal Amount at Maturity of Notes Beneficially Owned That May Be Sold	Percentage of Notes Outstanding	Number of Shares of Class A Common Stock That May Be Sold	Percentage of Common Stock Outstanding
Victus Capital, LLC	$1,000,000.00	*	131,909	*